Exhibit 99.1

Letter to Shareholders

December 16, 2021

Valued Shareholders,

As we enter the last two weeks of the year, I’d like to take a moment to briefly reflect on the last twelve months and look towards the future.

We set upon 2021 as a transformative year for the Company and have made transformative progress in many areas. These include the launch of our new Nightfood “sleep-friendly” packaging, securing distribution in Walmart, our successful hotel pilot test with a leading international hotel chain with the expectation of widespread national hotel distribution in 2022, eliminating all variable-rate convertible debt, winning first place in the Real California Milk Excelerator Program (with a $150,000 prize), and building a highly-credentialed board of directors.

The outlook for 2022 includes a strategic focus on the higher-margin hotel vertical and the introduction of new snack formats in addition to our ice cream pints to potentially derive additional benefit from the hotel opportunity.

On December 10, 2021, we closed a financing round of approximately $1,000,000 from institutional investors. This secured debt is convertible initially at a price of $.25 per share of NGTF common stock, a 14% premium to the market closing price on the day the financing was consummated.

This financing projects to carry us into summer of 2022, at which time we expect to have Nightfood snacks available in thousands of hotel locations. Depending on the speed at which additional hotel chains and locations begin to offer Nightfood to their guests, profitability projects to be possible in this timeframe, as well.

 Hotel Distribution

I have stated in the past that short-term profitability is not our primary goal. That remains true. I believe the most impactful factors in determining long-term shareholder value will be consumer acceptance of the concept of sleep-friendly snacking, the development of the night snack category, and establishing and maintaining the Nightfood brand’s leadership position within that category (in terms of both thought leadership and top-line revenue growth).

My belief is that widespread distribution in the hotel vertical can serve to advance all those factors. And, it projects to do so with more speed, and significantly stronger gross and net margins than traditional supermarket distribution.

As a result of our successful hotel pilot test initiated in early 2021, Nightfood received confirmation that our ice cream pints will be introduced for sale in the lobby shops of a leading international hotel chain. Previously, tentative timelines for this introduction had been set and subsequently pushed back with COVID-related delays. Last month we were presented for the first time with a firm and committed timeline from our initial hotel partner, which includes introduction into their freezers in the first quarter of calendar 2022. While COVID contributes a level of uncertainty into everything these days, we do not expect any additional delays, but that possibility remains. We are currently awaiting definitive purchase orders for the roll-out.

Vistar, the leading distributor of snacks and drinks in the hotel industry, is expected to begin stocking Nightfood in all twenty-one of their distribution centers across the country to service this first chain and subsequent new hotel accounts. We expect national Vistar distribution to directly lead to additional hotel chains and locations adding Nightfood for their guests. Based on ongoing discussions with other global hotel brands, we’re expecting additional corporate-level commitments from additional hotel chains in the first quarter of 2022 and beyond.

We have identified over 40 target hotel chains in the United States with properties that sell ice cream and other packaged snacks, totaling approximately 20,000 locations. Because we believe that hotels have an implied obligation to help guests sleep better, we believe Nightfood sleep-friendly snacks are a natural fit to become a hotel industry standard.

Based on pilot test numbers, we project to reach profitability with approximately 4,000 hotel locations with only ice cream pint sales. This would not include any of the additional snack formats we are exploring and are planning to launch. We have already received confirmation of interest from hotel decision makers in testing and adding our additional snack formats under development. Our goal is to secure widespread hotel distribution for ice cream pints and novelties, as well as other snack formats such as cookies, chips, candy, and nutrition bars.

In addition to projected profitability resulting from our hotel roll-out, widespread hotel distribution projects to accelerate consumer adoption of our category, driving awareness that what you eat at night can impact your sleep quality. We intend to leverage national hotel distribution to propel the night snack category into the consumer health spotlight. We expect distribution in leading global hotel chains to serve as an economic moat while bestowing credibility upon our brand that establishes and maintains Nightfood as the “category king”.

Supermarket Distribution

Because of the shift in our short-term focus to the projected higher-margin and faster-growth hotel vertical, we made the decision to present the Nightfood line to fewer new supermarket chains this year for new placement than in past years. Our plan is to grow our revenue and awareness base in hotels and then grow our supermarket footprint on the strength of our hotel distribution.

In our ongoing dialogue with buyers and category managers in several of the largest supermarket chains in the country, we notified them of the national hotel rollout timeline and of our plan to reengage them in the second half of 2022 to discuss distribution in 2023 and beyond.

Having been rotated out of distribution in Harris Teeter in September, and finding growth in other supermarket accounts, including Walmart, expensive, slow, and unpredictable, we see greater value in growth through the hotel vertical at this time. This value is rooted in the significantly lower cost of doing business, the better consumer/placement fit, and the ability to scale much more rapidly within a clearly-defined distribution niche, where we can sell our products at a premium price while insulated from the supermarket competition and price discounting wars.

During 2022, I expect Nightfood to add additional small and independent supermarkets through our distribution partnerships with KeHE and UNFI, with the possibility of adding one or two strategic supermarkets at the regional and/or national level.

Supermarket ice cream category reviews are generally held each year in the late summer and fall. When the next ice cream category review season begins in the second half of 2022, we expect to have Nightfood in thousands of hotel locations, potentially in multiple snack formats. At that point, we’d project to be presenting the Nightfood line to new potential supermarket partners as a brand with growing consumer awareness, consistent exposure, and significant ongoing consumer trial. I believe this will provide the foundation for a much more powerful launch into new supermarket chains, allowing us to be strategic and selective.

E-Commerce

Ice cream via E-commerce is not a strong source of potential revenue or profits because of poor unit economics resulting from typically high costs of customer acquisition and shipping and handling. Those unit economics make it an inefficient channel in which to scale.

In January 2022, we intend to increase prices on the BuyNightfood.com website for consumers ordering Nightfood pints by mail. The price increase will be significant on a percentage basis, likely up to $7.99 per pint from the current $5.99. We do not view the increase, in and of itself, as having any material impact on our revenues or profits, but it will drastically improve our unit economics.

This E-commerce pint price increase is being made in conjunction with other positive developments which could possibly have significant material impact. One of these developments is the introduction of a new Nightfood snack format which we believe would better lend itself to profitable E-commerce. We expect to be able to provide more details in the coming weeks about these initiatives.

Looking Forward

2021 has proven to be transformative in many ways. The Company has built a stronger foundation from which we believe we are poised to take additional major steps forward in 2022.

Consumer nighttime snacking shows no signs of slowing down and the focus on sleep quality continues to intensify in both media and academia. New studies released during the year support links between nighttime snacking and both sleep quality and work productivity.

With the ongoing focus on the importance of sleep, Unilever and Pepsi have both publicly stated that they are evaluating how nutrition can be used to affect better sleep quality. With an estimated 800,000,000 nighttime snacks being consumed every week in the United States, and much more globally, we expect interest in this space from large food and beverage companies to continue to grow during 2022 and beyond.

We believe the activity in this area from global CPG players signals that there is significant opportunity in the category Nightfood is pioneering and leading.

Having Nightfood sleep-friendly snacks launching into hotels across the country can be expected to advance both the Company and the category. We have confidence in our distribution, revenue, and profitability goals for calendar 2022. This confidence is based on our ongoing industry discussions combined with the hotel pint unit sales projections delivered to us post-test based on test period sales.

We believe there is a tipping point within the industry at which point Nightfood snacks will become hotel industry standard. We’re working with the team at iDEAL Hospitality Partners to reach that tipping point as quickly as possible.

We are excited to be able to share additional details of our scheduled winter hotel launch and the identity our first corporate-level hotel distribution partner in the coming weeks.

Wishing everybody who celebrates a happy, healthy, and joyous Christmas and Kwanzaa season, and a Happy New Year to all!

Sincerely,

Sean Folkson

Nightfood Founder & CEO

sean@nightfood.com

This letter may contain forward-looking statements. Words such as “will,” “may,” “would,” “could,” “projects,” “shall,” ‘‘expects,’’ ‘‘anticipates,’’ ‘‘approximates,’’ ‘‘believes,’’ ‘‘estimates,’’ ‘‘intends’’ and ‘‘hopes’’ and variations of such words and similar expressions are intended to identify such forward-looking statements. We have based these statements on our current expectations and projections about future events. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these statements. Such forward-looking statements involve risk and uncertainties, including, but not limited to, the acceptance of our products by retailers, distributors and end-users, commercialization risks, availability of financing and results of financing efforts, the impact on the Company’s business as a result of the COVID-19 pandemic, and general economic conditions. Further information regarding these and other risks, as well as other information about the Company, is described from time to time in the Company’s filings with the SEC, which can be accessed at www.sec.gov.

This letter should be read in conjunction with the Company’s annual, quarterly and other reports and schedules filed with the Securities and Exchange Commission from time to time, including the Company’s most recent Annual Report on Form 10-K for the fiscal year ended June 30, 2021 and Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2021.